Exhibit 10.4

Certain Officer Compensation Arrangements

     In connection with his appointment as Senior Vice President and Chief Administrative Officer in August 2009, W. Gregory Looser received an increase in base salary from $402,000 to $425,000 per year and an increase in the 2009 target bonus (as a percentage of base salary) from 60% to 65%.  The base salary and target bonus with respect to the other named executive officers currently employed by Pride did not change.